UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

 INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under §240.14a-12

SEAPORT GLOBAL ACQUISITION CORP.
(Name of Registrant as Specified in Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies: _______________________________________________________________________________

(2)	Aggregate number of securities to which transaction applies: _______________________________________________________________________________

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
_______________________________________________________________________________

(4)	Proposed maximum aggregate value of transaction: _______________________________________________________________________________

(5)	Total fee paid: _______________________________________________________________________________

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid: _______________________________________________________________________________

(2)	Form, Schedule or Registration Statement No.: _______________________________________________________________________________

(3)	Filing Party: _______________________________________________________________________________

(4)	Date Filed: _______________________________________________________________________________

This communication is being made with respect to the proposed business combination contemplated by the Business Combination Agreement, dated as of May 16, 2021, by and among Seaport Global Acquisition Corp. (“SGAC”), Redwood Intermediate, LLC (“Redbox”) and the other parties thereto. On May 19, 2021, Redbox’s Chief Executive Officer, Galen C. Smith, spoke on Cheddar TV. Below is a copy of the transcript of the Cheddar TV interview, which is being filed herewith as a soliciting material.

Cheddar Interview Transcript

Kristen Scholer: Welcome back to Cheddar, everyone. Redbox has its sights set on the markets, gearing up to go public via a SPAC merger with Seaport Global Acquisition Corp., the transaction valuing the combined company at $693 million dollars and Redbox expecting to close the deal and start trading in the third quarter. Well, joining me now is Galen Smith, CEO of Redbox. Hi, Galen. Thanks so much for joining. Congratulations on this announcement. Why is now the right time to do this?

Galen Smith: Thanks so much for having me, Kristen, really appreciate it. We think this is a great time to go public to allow us to really accelerate our digital transformation. We've been working on this for a number of years. In 2017, we launched a digital transactional service. In 2020, we launched an ad supported service, including channels like Cheddar, and so we think this is a way for us to continue to accelerate and really serve this differentiated, underserved loyal customer base that we have. And, we think we’re going to continue to win in the marketplace.

Kristen Scholer: It's interesting, I think a lot of people – and I see on your website the first thing that you promote is still DVDs and Blu-ray disks – is that going to basically transition out of the business or is that something that you do plan to still focus on?

Galen Smith: The physical business is still a really large category, we're going to continue to provide it. If you think about it, we provide the best choice for new releases, for the best prices right? Two dollars or less per night, so a lot of customers really value that. We have over 39 million Redbox Perks loyalty members, and they come to the box, really, to get those latest releases. But really, the opportunity that we have ahead of us is creating this one-stop shop for entertainment, providing both this transactional service digitally, adding the ad supported that we launched last year, and then the thing that we're going to be building going forward is this channels platforms so we can offer to our loyal consumers the ability to subscribe to other services.

Kristen Scholer: So explain what that consumer experience might look like, Galen. There's so many options out there these days, right? And we'll talk about competition more in a minute, but how does a consumer easily find and interact with your platform in an increasingly competitive marketplace?

Galen Smith: Yeah, for us it's really about promoting the Redbox app. So we have over 42 million downloads of the mobile app. That was really done to promote physical business, but we've expanded beyond the mobile app to be able to offer services across platforms like Roku and LG and Samsung, so customers can go to that and experience both this digital transactional as well as this ad supported service. In addition, we'll be building this opportunity to be able to provide that all in one place with this channels business going forward. And so, really what we're trying to do is provide this simplicity and convenience to the consumer. One of the things that we've run across is that consumers are really challenged by trying to find something that they want to watch. What we're doing in our business and what we provide through our app is to provide it in a way that makes it really easy for the consumer to find the content they want to watch tonight.

Kristen Scholer: So, I guess my next question is: again, in an increasingly competitive marketplace for, let's say, companies like Warner Media and Discovery, which are about to merge, collectively spending 20 billion dollars a year on fresh content, which will drive eyeballs, ultimately, to those platforms. Netflix spending more than 10 billion dollars a year on content as well. That is clearly driving eyeballs to its own platform. Are you trying to grow your existing user base or do you find that basically your existing user base is a cash cow and it's just basically satisfying and growing the offerings within that existing user base?

Galen Smith: We think we can be successful by doing both. So again, we have a very unique customer base. 70 percent of them identify as late adopters of technology, so they may not have made that full switch to digital, and we want to come alongside them and help them make that switch. The interesting thing is we don't have to necessarily compete with the Warners and the Discoverys of the world. We're going to actually partner with them to be able to offer their services through our app, so again providing this one-stop shop for entertainment. So, we think we can be a great asset to both drive additional subscribers for all these services as well as help them reduce churn.

Kristen Scholer: Alright, Galen. We've got to leave it there. I wish we had more time. Galen Smith, CEO of Redbox. And Cheddar, of course, does stream for free on the Redbox app as part of its recently launched free TV channels. You want to check us out there. And do stay with us, we’ve got more of Closing Bell up next.

On May 18, 2021, Redbox’s Chief Executive Officer, Galen C. Smith, spoke on Yahoo! Finance. Below is a copy of the transcript of the Yahoo! Finance interview, which is being filed herewith as a soliciting material.

Yahoo! Finance Interview Transcript

Brian Sozzi: Home entertainment platform Redbox says this week it's going public in a SPAC deal that values the company at $693 million. Redbox, owned by Apollo Global Management, which acquired it through the purchase of Outer Wall in September 2016. Today, Redbox says it has more than 40,000 DVD rental kiosks in operation. It is making a push into the streaming space.

Joining us now is Redbox CEO Galen Smith. Galen, good to see you this morning here. Listen, all week, we've been talking about the rise of streaming, the ongoing surge and streaming off of that AT&T Discovery deal. My question to you is, who is the core customer driving and going up to one of those traditional Redbox locations?

Galen Smith: Yeah, thanks for having us. This is a really exciting time for us. You know, we serve a very differentiated, kind of underserved, loyal customer. It's someone that really cares about value. So for $2 or less per night, the consumer can get the latest new theatrical releases at home, right? That's a third of the cost of a digital transaction.

And so, really, what we've been doing the last couple of years as we've been private have been building out our marketing assets, we've been building out our digital platform, and really giving the consumer more choice, right, moving from a single window DVD rental company to a multi-window, multi-channel ecosystem. And we're excited to continue to provide more choice to these value conscious consumers that shop at places like Walmart and Dollar Tree and Dollar General.

Myles Udland: You know, Galen, before maybe we get into some of the transformation stuff, I'm just curious what the state of the DVD rental business looks like. Because I suspect that it's in better shape than I think all of us hipsters with our cutting the cord would maybe otherwise believe.

Galen Smith: Yeah, if you think about the opportunity with the physical DVD, right, again, it is that great value proposition, right? It's the cheapest way to get those new release movies. And so it's really robust. And we believe that it will continue to have a very long tail. According to IBISWorld, 2023 DVD rental in the US, it's supposed to be $1.1 billion, right? So, again, we provide a lot of those to consumers, but we think we've got, again, this opportunity to continue to have this really long tail in space.

Julie Hyman: So, Galen, it's Julie here. If that's the case, why mess with streaming, which is already such a crowded market, if you already have this really solid DVD business that you say is going to last for a while?

Galen Smith: We think it's an opportunity to provide the consumer more choice, right? Our consumers have been [INAUDIBLE]. We've been around for almost 20 years now. And by [being] able to provide them this additional choice, right, it creates this additional value for them. So, for instance, in 2017, we launched a digital transactional service, right? So if they want to stay home, they can watch that new release directly from us. In addition, in 2020, we launched Redbox Free Live TV. And so we continue to be able to provide additional value to them. And the fact that we have 39 million members in our loyalty program, it was 5 million in 2016 when we went private. Right, it's really that opportunity that we have to continue to provide this value to consumers. And we think with all of the consolidation and what's happening in media overall, right, you think about providing simplicity to the consumer, right? Consumers find it very challenging to go to all these different services and all these different apps. What we're building and where we're going is providing a one-stop shop for entertainment where they can get it transactionally through the DVD, through a kiosk. You can go and get it digitally transactionally through our app. Or you can watch Free Live TV. Or you can subscribe to one of the other services. So we think about all those players that are out there and how we can be constructive and helpful to helping them drive more subscribers to our base, right, that they don't connect with today. And we're able to help reduce churn, as that's important to them as well.

Brian Sozzi: Galen, what is being owned by a private equity company, what has that allowed you to do?

Galen Smith: It's really allowed us to invest behind the scenes. Apollo has been a fantastic partner to us. It's allowed us to invest in the business. It's allowed us to invest for the long term. And we want to continue to do that as we come to the public markets. And so, we think that we're really well positioned to be successful, again, with this customer base that we serve better than anyone else.

Brian Sozzi: You know, just going through the investor presentation, Galen, you're looking to more than double sales this year, and looking out to 2023, more than double operating profits. What's the one biggest thing that will get you there?

Galen Smith: The biggest thing is the return of new release movies, right? Obviously, with exhibitors closed and studios holding back movies until there was a return to normality, it reduced the number of new movies. And that's going to be very beneficial both to our legacy kiosk business, but also to our digital transactional business. And then we're going to continue to ramp. We've started doing Redbox Entertainment titles, these exclusive titles that we do. And we're able to monetize and not only across our platform, but also across everyone else, right? So you'll be able to rent a Redbox Entertainment title at Amazon or iTunes or watch it streaming on Hulu. And so those will also drive some of that important growth over the couple of years to come.

Brian Sozzi: Well I look forward to following your public company journey. Redbox CEO, Galen Smith. Good to see you.

Galen Smith: Thanks so much. [ON MUTE]

Important Information About the Business Combination and Where to Find It

In connection with the proposed business combination, SGAC intends to file preliminary and definitive proxy statements with the Securities and Exchange Commission (“SEC”). The preliminary and definitive proxy statements and other relevant documents will be sent or given to the stockholders of SGAC as of the record date established for voting on the proposed business combination and will contain important information about the proposed business combination and related matters. Stockholders of SGAC and other interested persons are advised to read, when available, the preliminary proxy statement and any amendments thereto and, once available, the definitive proxy statement, in connection with SGAC’s solicitation of proxies for the meeting of stockholders to be held to approve, among other things, the proposed business combination because the proxy statement will contain important information about SGAC, Redbox and the proposed business combination. When available, the definitive proxy statement will be mailed to SGAC’s stockholders as of a record date to be established for voting on the proposed business combination. Stockholders will also be able to obtain copies of the proxy statement, without charge, once available, at the SEC’s website at www.sec.gov/ or by directing a request to: SGAC Corp., 360 Madison Avenue, 20th Floor, New York, NY 10017, Attention: Secretary, telephone: (212) 616-7700. The information contained on, or that may be accessed through, the websites referenced in this communication is not incorporated by reference into, and is not a part of, this communication.

Participants in the Solicitation

SGAC, Redbox and their respective directors and executive officers may be deemed participants in the solicitation of proxies from SGAC’s stockholders in connection with the business combination. SGAC’s stockholders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of SGAC in SGAC’s final prospectus filed with the SEC on December 1, 2020 in connection with SGAC’s initial public offering. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to SGAC’s stockholders in connection with the proposed business combination will be set forth in the proxy statement for the proposed business combination when available. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed business combination will be included in the proxy statement that SGAC intends to file with the SEC.

No Offer or Solicitation

This communication shall neither constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements

This communication includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. All statements, other than statements of present or historical fact included in this communication, regarding SGAC’s proposed business combination with Redbox, SGAC’s ability to consummate the transaction, the benefits of the transaction and the combined company’s future financial performance, as well as the combined company’s strategy, future operations, estimated financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. These statements are based on various assumptions, whether or not identified in this communication, and on the current expectations of the respective management of SGAC and Redbox and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of SGAC or Redbox. Potential risks and uncertainties that could cause the actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to, changes in domestic and foreign business, market, financial, political and legal conditions; the inability of the parties to successfully or timely consummate the business combination, including the risk that any regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the business combination or that the approval of the stockholders of SGAC or Redbox is not obtained; failure to realize the anticipated benefits of business combination; risk relating to the uncertainty of the projected financial information with respect to Redbox; the amount of redemption requests made by SGAC’s stockholders; the overall level of consumer demand for Redbox’s products; general economic conditions and other factors affecting consumer confidence, preferences, and behavior; disruption and volatility in the global currency, capital, and credit markets; the financial strength of Redbox’s customers; Redbox’s ability to implement its business and growth strategy; changes in governmental regulation, Redbox’s exposure to litigation claims and other loss contingencies; disruptions and other impacts to Redbox’s business, as a result of the COVID-19 pandemic and government actions and restrictive measures implemented in response, and as a result of the proposed transaction; Redbox’s ability to retain and expand customer relationships; competitive pressures from many sources, including those using other distribution channels, having more experience, larger or more appealing inventory, better financing, and better relationships with those in the physical and streaming movie and television industries; developments in the home video distribution market as newer technologies and distribution channels compete for market share, and Redbox experiences a secular decline in the physical rental market; the impact of decreased quantity and quality of movie content availability for physical and digital distribution due to changes in quantity of new releases by studios, movie content failing to appeal to consumers’ tastes, increased focus on digital sales and rentals, and other general industry-related factors; the termination, non-renewal or renegotiation on materially adverse terms of Redbox’s contracts or relationships with one or more of its significant retailers or studios; Redbox’s inability to obtain licenses to digital movie or television content for home entertainment viewing; Redbox’s reliance upon a number of partners to make its digital service available on their devices; unforeseen costs and potential liability in connection with content Redbox acquires, produces, licenses and/or distributes through its service; the impact of the COVID-19 pandemic on Redbox’s business, results of operations and financial condition, its suppliers and customers and on the global economy; the impact that global climate change trends may have on Redbox and its suppliers and customers; Redbox’s ability to protect patents, trademarks and other intellectual property rights; any breaches of, or interruptions in, SGAC’s information systems; fluctuations in the price, availability and quality of electricity and other raw materials and contracted products as well as foreign currency fluctuations; changes in tax laws and liabilities, tariffs, legal, regulatory, political and economic risks.

More information on potential factors that could affect SGAC’s or Redbox’s financial results is included from time to time in SGAC’s public reports filed with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K as well as the preliminary and the definitive proxy statements that SGAC intends to file with the SEC in connection with SGAC’s solicitation of proxies for the meeting of stockholders to be held to approve, among other things, the proposed business combination. If any of these risks materialize or SGAC’s or Redbox’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither SGAC nor Redbox presently know, or that SGAC and Redbox currently believe are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect SGAC’s and Redbox’s expectations, plans or forecasts of future events and views as of the date of this communication. SGAC and Redbox anticipate that subsequent events and developments will cause their assessments to change. However, while SGAC and Redbox may elect to update these forward-looking statements at some point in the future, SGAC and Redbox specifically disclaim any obligation to do so, except as required by law. These forward-looking statements should not be relied upon as representing SGAC’s or Redbox’s assessments as of any date subsequent to the date of this communication. Accordingly, undue reliance should not be placed upon the forward-looking statements.

C-4